Exhibit 10.53

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into this 9th day of July 2014 by and between Lighting Science Group Corporation (hereinafter referred to as "LSG" or "Company"), a Delaware Corporation with a business address of 1227 South Patrick Drive, Satellite Beach, Florida 32937, and Dennis McGill (hereinafter referred to as "Employee" or “you(r)”), an individual with a residence address of 5837 Jordan Way, Frisco, Texas 75034. (From time to time, Company and Employee shall be referred to collectively herein as the "Parties," or, individually, as the "Party.")

W I T N E SS E T H:

WHEREAS, the Company wishes to retain Employee to serve as its interim Chief Financial Officer and interim Chief Operating Officer (“Interim CFO/COO”),

WHEREAS, Employee wishes to be so retained.

NOW THEREFORE, in consideration of the premises, of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that employee shall be employed by the Company as its Interim CFO/COO pursuant to the terms and conditions set forth herein.

1.	POSITION AND DUTIES.

Employee is hereby appointed to serve as LSG’s Interim COO, effective as of June 19, 2014, and Interim CFO, effective as of July 9, 2014.

Employee will report to LSG’s Chief Executive Officer (“CEO”) or to his designee(s), and will have such duties and responsibilities as customarily appertain to the positions of Chief Financial Officer and Chief Operating Officer of a publicly-traded corporation in the United States, including responsibility for overseeing and managing the Company’s operations and finances, both domestic and abroad, and/or as the CEO or LSG’s Board of Directors may specify.

During Employee’s employment with LSG, Employee will devote his full employable time, attention and best efforts to the fulfillment of his duties and responsibilities hereunder.

2.	AT WILL EMPLOYMENT.

Employee’s employment hereunder is at-will. This means that either party may terminate Employee’s employment at any time, and for any reason or for no reason. In the event of such termination, the Company shall owe no further sums to Employee other than as expressly set forth herein.

3.     BASE SALARY.

As of June 20, 2014, Employee’s weekly compensation is Sixteen Thousand Dollars ($16,000) less standard payroll deductions and all required withholdings, payable in accordance with LSG’s standard payroll practices.

4.	BENEFITS.

During the Term, Employee (and, as applicable, his eligible dependents) will not be eligible to participate in LSG’s employee benefit plans and fringe benefit programs, including disability, medical, dental 401k, vision and life insurance options.

5.	EXPENSES.

While this Agreement is in effect, the Company shall pay all expenses you reasonably incur in connection with your performance of services hereunder. This includes your actual out of pocket expenses for air and ground transportation, meals and lodging. Your expense invoices will be paid by the Company within ten (10) business days of presentation.

6.	D&O INSURANCE COVERAGE / INDEMNIFICATION.

You will be covered under the Company’s Director’s & Officer’s liability insurance policies commencing as of June 19, 2014, the date on which you started to serve as the Company’s Chief Operating Officer.

In addition, the Company shall indemnify you to the fullest extent permitted by applicable law, and you will be entitled to the protection of any insurance policies Company maintains for the benefit of directors and officers of Company, at the same level that applies to the most senior active employees of the Company, with respect to all costs, charges and expenses, including attorneys’ fees, whatsoever incurred or sustained by you in connection with any action, suit or proceeding (other than any action, suit or proceeding brought by or in the name of Company against you) to which you may be made a party by reason of being or having been an officer or employee of Company or your serving or having served any other enterprise as a director, officer or employee at the request of Company. Such expenses shall be advanced to you as incurred, subject to your obligation to repay such advances if it is determined that you were not entitled to indemnification.

7.	TAXES.

Employee understands and acknowledges that he will be solely responsible for any income tax liability that results from his receipt of compensation and benefits hereunder.

8.	CONFIDENTIALITY / NON-DISCLOSURE.

LSG shall provide you with “Confidential Information” (as defined below) in connection with the performance of your duties hereunder. You agree and acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its Confidential Information and that it has invested substantial time, money and effort and will continue to invest substantial time, money and effort to develop, maintain and protect such Confidential Information. During your employment and at all times thereafter, you will not, except with LSG’s written consent or in connection with carrying out your duties and responsibilities for LSG, furnish or make accessible to anyone or use for your own benefit or the benefit of anyone else any trade secrets, confidential or proprietary information of LSG and its affiliates, including but not limited to business plans and/or strategies, sales plans and/or strategies, marketing plans and/or strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided, that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of LSG or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information, but you must first (i) promptly notify LSG of such order, (ii) at LSG’s written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG’s written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

9.	NON-SOLICITATION.

In consideration of LSG’s provision of Confidential Information, and the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the Restricted Period, you will not, directly or indirectly, solicit or attempt to solicit, from any of LSG’s customers, customer prospects, vendors, suppliers, and/or consultants, any business for any entity or individual other than LSG, and you will not otherwise attempt to persuade any of LSG’s customers, customer prospects, vendors, suppliers and/or consultants to end or reduce the amount of the business they conduct with LSG.

In further consideration of LSG’s provision of Confidential Information, and the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG or its affiliates and during the Restricted Period, you will not hire, or assist anyone else to hire, any employee, consultant, or temporary employee of LSG or seek to persuade any employee, consultant, or temporary employee of LSG to discontinue employment or to become employed in any business other than LSG, nor seek to persuade any third party to discontinue a relationship with LSG.

You agree that, while you are employed, during the Restricted Period and subsequent to the completion or termination of the Restricted Period, you will, at LSG’s request and expense, execute all applications for United States and foreign patents, trademarks, copyrights, or other rights with respect to, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign (and immediately upon creation will be deemed to have assigned), all Subject Intellectual Property to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to Subject Intellectual Property. You agree not to file any patent, trademark, or copyright applications relating to Subject Intellectual Property. “Subject Intellectual Property” means all right, title, and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, recipes, formulas, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are or were conceived, reduced to practice, developed or made by you while employed by LSG and (b) either that (i) directly or indirectly relate to the actual or anticipated business, research and development or existing or future products or services of LSG, or (ii) are or were conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of LSG (including any intellectual property rights).

10.	RESTRICTED PERIOD.

For purposes of this Agreement, and except as provided below, the “Restricted Period” shall mean twelve (12) months following the date on which your employment ends (for whatever reason).

11.	APPLICATION OF SECTION 409A.

Each payment under this Agreement is intended to be exempt from Section 409A or in compliance with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this Agreement to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof. All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amount reimbursed or in-kind benefits provided under this Agreement during your taxable year may not affect the amounts reimbursed or provided in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of in-kind benefit is not subject to liquidation or exchange for another benefit.

12.	Assignment.

You may not transfer, delegate, or assign this Agreement or your obligations hereunder. LSG may transfer or assign this Agreement to a company or firm that succeeds to the business of LSG or into which LSG merges.

13.	NOTICES.

Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) receipt by personal delivery, (ii) receipt by transmission by facsimile or electronic mail or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed to the other party at the address set forth below or at such other address as a party may designate by 15 days advance notice to the other party pursuant to the provisions of this section.

If to you:

Dennis McGill

5837 Jordan Way

Frisco, Texas 75034

If to the Company:

Lighting Science Group Corporation

1227 South Patrick Drive

Satellite Beach, FL 32937

Attention: CEO

14.	LSG STANDARD PRACTICE AND PROCEDURES.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG’s standard practices and procedures.

15.	ENTIRE AGREEMENT.

This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written). The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

16.	NO WAIVER.

No waiver of any term of this Agreement will be valid unless made in writing and signed by the party waiving such term. A waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by that same party.

17.	DISPUTE.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of Florida. Jurisdiction and venue for the resolution of any disputes hereunder or relating to Employee’s employment with the Company, or her performance of duties or responsibilities pursuant thereto, shall be solely in Brevard County, within the State of Florida.

18.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

19.	UNENFORCEABLE PROVISIONS.

If any provision hereof shall be declared unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of this Agreement. Further, such provision shall be reformed and construed to the extent permitted by law so that it would be valid, legal and enforceable to the maximum extent possible.

* * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their duly authorized representatives, as of the date first above written.

DENNIS McGILL Signature: Dennis McGill Date: 6/24/14	LIGHTING SCIENCE GROUP CORPORATION By: Richard Davis Title: CEO Date: July 24, 2014